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                                  CONTACT: MARC ROWLAND, CHIEF FINANCIAL OFFICER
                                                         (405)848-8000, EXT. 232


FOR IMMEDIATE RELEASE                           TOM PRICE, JR., VICE PRESIDENT-
SEPTEMBER 24, 1998                                        CORPORATE DEVELOPMENT
                                                        (405)848-8000, EXT. 257


                          CHESAPEAKE ENERGY CORPORATION
                   ANNOUNCES CASH DIVIDEND FOR PREFERRED STOCK

OKLAHOMA CITY, OKLAHOMA, SEPTEMBER 24, 1998 -- Chesapeake Energy Corporation (NYSE:CHK) announced that its Board of Directors has declared a quarterly cash dividend on the company's 7% convertible preferred stock. The dividend for the preferred stock is payable on November 1, 1998 to shareholders of record on September 30, 1998 at the rate of $0.875 per share. The company has 4.6 million preferred shares outstanding.

Chesapeake's Board also determined that because of low oil and natural gas prices during the third quarter, the company would suspend the $0.02 per share quarterly dividend on its common stock. The payment of future common stock dividends will be reviewed at the December meeting of the Board of Directors. The company has approximately 96.5 million common shares outstanding.

Chesapeake is currently drilling with 12 rigs in the Mid-Continent area, 6 rigs in the Gulf Coast, and 1 rig in New Mexico. The company plans to release its third quarter financial results and provide an update on its developmental and exploration drilling programs on or before November 5, 1998.

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Chesapeake Energy Corporation is an independent oil and natural gas producer headquartered in Oklahoma City. The company's operations are focused on exploratory and developmental drilling and producing property and corporate acquisitions in major onshore producing areas of the United States and Canada. The company's internet address is http://www.chesapeake-energy.com.


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